UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2017

ORGENESIS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54329	98-0583166
(State or other	(Commission File	(IRS Employer
jurisdiction	Number)	Identification No.)
of incorporation

20271 Goldenrod Lane, Germantown, MD 20876
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

     On March 30, 2017, Orgenesis Inc. (the “Company”) and Ms. Caplan, the Company’s Chief Executive Officer, entered into an employment agreement replacing an employment agreement entered into on August 22, 2014 between Ms. Caplan and our wholly-owned subsidiary. Under the amended employment agreement, which is to take effect as of April 1, 2017, Ms. Caplan’s annual salary continues at $160,000 per annum, subject to adjustment to $250,000 per annum upon the listing of the Company’s securities on a national securities exchange. Ms. Caplan is also entitled to an annual cash bonus with a target of 25% of base salary, provided that the actual amount of such bonus may be greater or less than the target amount. In addition, Ms. Caplan is to be paid a signing bonus of $150,000.

     Under the amended employment agreement, Ms. Caplan is entitled to the following social benefits typically provided to Israeli employees, computed on the basis of her base salary (i) Manager’s Insurance under Israeli law pursuant to which the Company contributes between 6.5 % and 7.5% (and Ms. Caplan contributes an additional 6%) (ii) severance pay under Israeli law pursuant to which the Company contributes 8 1/3% (iii) Education fund pursuant to which the Company continues to contribute $3,677 a year. In addition, Ms. Caplan is also entitled to paid annual vacation days, annual recreation allowance, sick leave and expenses reimbursement. In addition, we provide Ms. Caplan with a leased company car and a mobile phone.

     Subject to the approval by the shareholders of the 2017 Equity Incentive Plan at Company’s 2017 annual meeting of stockholders and ratification of the compensation committee, under the amended employment agreement Ms. Caplan is entitled to options under such plan for 4,000,000 shares of our common stock, exercisable over a two year period from the date of grant and at the per share exercise price equal to the closing price of our stock on the date of grant.

     Either we or Ms. Caplan may terminate the employment under the Amended Caplan Employment Agreement upon six months prior written notice. Upon termination by us of Ms. Caplan’s employment without cause (as defined therein) or by Ms. Caplan for any reason whatsoever, in addition to any accrued but unpaid base salary and expense reimbursement, she shall be entitled to receive an amount equal to 12 months of base salary at the highest annualized rate in effect at any time before the employment terminates payable in substantially equal installments. Upon termination of by us Ms. Caplan’s employment without cause (as defined in the amended employment agreement) or by Ms. Caplan for any reason following a Change of Control (as defined in the amended employment agreement), in addition to any accrued but unpaid base salary and expense reimbursement, she shall be entitled to receive an amount equal to 18 months of one and a half times annual base salary at the highest annualized rate in effect at any time before the employment terminates payable in substantially equal installments.

     The amended employment Agreement provides for customary protections of the Company's confidential information and intellectual property.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

By:

/s/ Neil Reithinger
Neil Reithinger
Chief Financial Officer, Treasurer and Secretary

March 30, 2017